The J.M. Ney Company

(a wholly-owned subsidiary of Andersen Group, Inc.)

Balance Sheets

(In Thousands)

(Unaudited)

ASSETS	August 31,	February 28,	February 29,
	2001	2001	2000
Current assets:
Cash and cash equivalents	$ (211)	$ 460	$ 660
Marketable securities	-	56	75
Accounts and other receivables less allowances $71, $77, $111 and $110, respectively	3,923	5,346	4,463
Inventories	2,372	6,614	8,019
Prepaid expenses and other assets	722	686	239
Receivable from affiliate
	----------------	-------------------	-----------------
Total current assets	6,806	13,162	13,456

Property, plant and equipment, net	6,817	7,262	7,958
Prepaid pension expense	4,761	4,809	4,917
Other assets	460	538	1,017
	-----------------	-----------------	-----------------
	$ 18,844	$ 25,771	$ 27,348
	==========	===========	==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$ 59	$ 96	$ 100
Short term borrowing	1,200	1,500	3,053
Accounts payable	324	651	726
Other current liabilities	572	1,150	1,079
Current deferred income taxes	594	901	1,399
Intercompany payable to parent	289	990	563
	----------------	------------------	----------------
Total current liabilities	$ 3,038	$ 5,288	$ 6,920

Long-term debt, less current maturities	-	9	105
Subordinated note payable, net of unamortized discount	1,481	7,388	7,358
Other liabilities	991	990	1,026
Deferred income taxes	1,712	1,448	824
Note payable and other long term payable to parent	5,182	4,573	4,573
	----------------	------------------	----------------
Total liabilities	12,404	19,696	20,806
	--------------	---------------	-------------
Stockholders' equity:
Common stock	9	9	9
Additional paid-in capital	37	37	62
Accumulated other comprehensive loss	-	(47)	-
Retained earnings	6,394	6,076	6,471
	----------------	-------------------	-----------------
Total stockholders' equity	6,440	6,075	6,542
	----------------	-------------------	----------------
	$ 18,844	$ 25,771	$ 27,348
	==========	============	===========

F-8

THE J.M. NEY COMPANY

(a wholly-owned subsidiary of Andersen Group, Inc.)

Statements of Operations

For the years ended February 28, 2001, February 29, 2000 and February 28, 1999

and for the Six Months ended August 31, 2001

(In thousands, except per share data)

(Unaudited)

	Six Months ended	Year ended	Year ended	Year ended
	August 31,	February 28,	February 29,	February 28,
	2001	2001	2000	1999

Sales and revenues:
Net sales	$ 15,512	$ 39,462	$ 28,844	$ 26,838
Investment and other income	(6)	(2)	205	(1)
	--------------	--------------	--------------	--------------
	15,506	39,460	29,049	26,837
	--------------	--------------	--------------	--------------
Costs and expenses:
Cost of sales	11,331	30,679	21,181	18,255
Selling, general and administrative	1,547	4,273	4,360	4,136
Research and development	979	2,348	2,203	1,888
Restructuring costs	-	256	-	-
Interest expense	505	1,521	1,300	1,228
Management fees and interest
to parent	555	1,020	920	820
	--------------	--------------	--------------	------------
	14,917	40,097	29,964	26,327
	--------------	--------------	--------------	------------

Income (loss) before income taxes	589	(637)	(915)	510

Income tax expense (benefit)	224	(242)	(348)	194
	---------------	---------------	---------------	-------------

Net income before cumulative effect type accounting adjustment	365	(395)	(567)	316
Cumulative effect type accounting
adjustment, net of tax	(47)	-	-	-
	---------------	--------------	--------------	--------------

Net income (loss)	$ 318	$ (395)	$ (567)	$ 316
	=========	=========	=========	========

The accompanying notes are an integral part of these unaudited financial statements.

F-9

THE J.M. NEY COMPANY

(a wholly-owned subsidiary of Andersen Group, Inc.)

Statements of Cash Flows

For the years ended February 28, 2001, February 29, 2000 and February 28, 1999

and for the Six Months ended August 31, 2001

(In thousands, except per share data)

(Unaudited)

	Six months	Year	Year	Year
	ended	ended	ended	ended
	August 31, 2001	February 28, 2001	February 29, 2000	February 28, 1999

Net income (loss)	$ 318	$ (395)	$ (569)	$ 316

Depreciation, amortization and interest accretion	745	1,393	1,316	1,277
Deferred income taxes	(43)	126	(308)	(181)
Loss on disposal of property, plant and equipment	-	31	-	-
Loss (gain) from marketable securities	19	-	(2)	300

Pension expense (income)	48	108	116	(368)

Change in:
Accounts and note receivable	1,423	(883)	(595)	751
Inventory	4,671	1,405	(198)	255
Prepaid expenses and other assets	(460)	(329)	(230)	54
Accounts payable	(327)	(75)	224	(153)
Accrued liabilities and other long-term obligations	(530)	(12)	1	(603)
Intercompany liability to parent	(92)	427	127	167
	----------------	---------------	--------------	--------------
Cash provided by (used in ) operations	5,772	1,796	(118)	1,815
	----------------	----------------	--------------	-------------

Purchase of property and equipment	(134)	(337)	(2,118)	(1,680)
Purchase of short term investments	-	(4)	(22)	(398)
Proceeds from sale of short term investments	37	23	47	-
	----------------	---------------	--------------	--------------
Cash used in investing activities	(97)	(318)	(2,093)	(2,078)
	----------------	---------------	--------------	--------------

Principal payments on long-term debt	(6,046)	(100)	(129)	(154)
Proceeds from (payments of) short-term borrowings	(300)	(1,553)	2,089	268
Payments from exercise of stock options	-	(25)	(16)	-
	----------------	---------------	-------------	-------------
Cash (used in) provided by financing activities	(6,346)	(1,678)	1,944	114
	----------------	---------------	-------------	-------------

Net decrease in cash and cash equivalents	(671)	(200)	(267)	(149)

Cash and cash equivalents, beginning of the period	460	660	927	1,076
	---------------	----------------	---------------	---------------

Cash and cash equivalents, end of the period	$ (211)	$ 460	$ 660	$ 927
	=========	=========	=========	=========

The accompanying notes are an integral part of these unaudited financial statements.

F-10

THE J.M. NEY COMPANY

(a wholly-owned subsidiary of Andersen Group, Inc.)

Statements of Changes in Shareholder's Equity

For the years ended February 28, 2001, February 29, 2000 and February 28, 1999

and for the Six Months ended August 31, 2001

(In thousands, except per share data)

(Unaudited)

					Accumulated
	Common Stock	Common Stock	Additional Paid-in	Retained	Other Comprehensive	Total Shareholder's
	Shares	Amount	Capital	Earnings	Loss	Equity

Balance February 28, 1998	850,000	$ 9	$ 78	$ 6,722		$ 6,809

Net income				316		316
	-----------	----------	-----------	---------	------------	---------

Balance February 28, 1999	850,000	$ 9	$ 78	$ 7,038	$ -	$ 7,125

Net loss				(567)		(567)
Payment for settlement of stock options			(16)			(16)
	-----------	----------	-----------	---------	-----------	-----------

Balance February 29, 2000	850,000	$ 9	$ 62	$ 6,471	$ -	$ 6,542

Net loss				(395)		(395)
Payment for settlement of stock options			(25)			(25)
Unrealized losses on precious metals
hedging					(47)	(47)
	----------	----------	----------	--------	-------------	----------

Balance February 28, 2001	850,000	$ 9	$ 37	$ 6,076	$ (47)	$ 6,075

Net income				318		318
Realization of losses through
income statement					47	47
	----------	-----------	-------------	---------	-----------	----------

Balance August 31, 2001	850,000	$ 9	$ 37	$ 6,394	$ -	$ 6,440
	=======	======	=======	======	=======	======

The accompanying notes are an integral part of these unaudited financial statements.

F-11